Technical Report

on the

GEOLOGY

of the

HUACHI PORPHYRY COPPER PROSPECT

San Juan Province, Argentina

Prepared for

CARDERO RESOURCE CORP.

January 12, 2006

S. Enns and A. Findlay

Vancouver, BC

SUMMARY

The Huachi property is located in northern San Juan Province in northwestern Argentina, 135km due north of the city of San Juan.  Present access is by a 4WD track from the small town of Angualasto, located 41km west-southwest of the property.  The property is rugged with elevations up to 3700m.

Mineralization was discovered at Huachi in pre-colonial times, and small scale mining operations for gold were carried out in the early part of the nineteenth century, and then again during the period 1960-1970.  Cardero Resource Corp. has an option to acquire a 100% interest in the 432Ha property from Mijali S. A., an Argentinian company.  This report describes a program of detailed geological mapping conducted by the writers in November 2005, under contract to Cardero Resource Corp.

The Huachi prospect lies within the Precordillera tectonostratigraphic belt, in an area underlain largely by Paleozoic to Lower Mesozoic sedimentary and volcanic rocks.  In the vicinity of Huachi these bedded rocks are cut by Cretaceous or Tertiary epizonal Huachi Intrusions that comprise several small stocks and numerous dykes of intermediate to felsic composition; our mapping distinguished eight such intrusive units.

Copper-gold mineralization is part of a large and well developed porphyry style alteration-mineralization system, centered on and genetically related to crowded feldspar porphyry, an early unit of the Huachi Intrusions.  Porphyry-style copper mineralization, consisting predominantly of dissemination and fracture fill by chalcopyrite with subordinate magnetite and pyrite, is essentially coextensive with a central K silicate alteration zone.  Numerous anomalous gold values, and the presence of local molybdenite, suggest that this is a gold rich copper-molybdenum porphyry system.

Porphyry mineralization is developed in two main zones: the Main Copper Zone within and immediately adjacent to the Canyon Stock, and the Oro Rico copper zones farther south.  The Main Copper Zone is exposed along the southern part of Huachi Canyon, and includes widespread and significant amounts of copper minerals over an area 350 by 250m, centered on the Canyon Stock.  This zone is surrounded by a large elongate pyrite halo, developed over more than 1200 by 2000m, that may overlie additional porphyry mineralization.  Numerous, small, structurally-controlled peripheral zones of advanced argillic alteration occur along the eastern and northeastern sides of the porphyry system, and offer an attractive exploration potential for structurally-controlled, high-sulphidation, epithermal gold mineralization.  Of these, the historic La Sentazón workings represent the most prospective epithermal gold target.

The exploration potential of the Huachi for porphyry copper and epithermal gold mineralization merits further investigation, consequently construction of an access road into Huachi Canyon is recommended to expedite detailed sampling, additional mapping and drilling to test the Main Copper Zone and to explore the potential extent of the Huachi porphyry copper system.

TABLE OF CONTENTS

SUMMARY

INTRODUCTION

RELIANCE ON OTHER EXPERTS

PROPERTY DESCRIPTION AND LOCATION

ACCESS, CLIMATE, INFRASTRUCTURE AND PHYSIOGRAPHY

HISTORY

REGIONAL GEOLOGICAL SETTING

PROPERTY GEOLOGY

MAP UNITS

STRUCTURE

HYDROTHERMAL ALTERATION

DEPOSIT TYPE

MINERALIZATION

EXPLORATION

DRILLING

SAMPLING METHOD AND APPROACH

SAMPLE PREPARATION, ANALYSIS AND SECURITY

DATA VERIFICATION

ADJACENT PROPERTIES

MINERAL PROCESSING AND METALLURGICAL TESTING

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

OTHER RELEVANT DATA AND INFORMATION

INTERPRETATION AND CONCLUSIONS

RECOMMENDATIONS

REFERENCES

LIST OF TABLES

TABLE  1  List of Mining Claims of the Huachi Project

LIST OF FIGURES

Figure  1  Location Map

Figure  2   Claims Map

Figure  3   Regional Geology Map

Figure  4   Geology of the Huachi Prospect

INTRODUCTION

Cardero Argentina S.A., a wholly owned subsidiary of Cardero Resource Corp. of Vancouver, British Columbia has an option to acquire 100% interest in the Huachi property from Mijali S.A., an Argentinean company, registered in San Juan, San Juan Province.   This property is located in the northern part of San Juan province, in northwest Argentina.

This report was prepared for Cardero to document the results of a programme of geological mapping at Huachi, an early-stage prospect.  The report has been prepared in compliance with NI 43-101 Standards of Disclosure for Mineral Prospects and is intended for filing, if required, with the TSX Venture Exchange and British Columbia Securities Commission.

The geology as described by this report is from the writers’ own current mapping conducted between November 6 and 28, 2005.  Additional information regarding property agreements, property history, claims information and previous exploration results have been taken from the Cardero Resource Corp. office files.

RELIANCE ON OTHER EXPERTS

Review of legal documents underlying Cardero’s exploration and mining rights at Huachi  by experts familiar with Argentinian mining law underlies Cardero’s tenure of the property.

PROPERTY DESCRIPTION AND LOCATION

The Huachi property is situated within the Huachi mining district in northern San Juan province, about 135km due north of the city of San Juan, and  40km northwest of the small town of  San Jose de Jachal.  It is located in of the Precordillera mountain ranges which lie immediately east of the main Andes mountain chain.  A central point on the property is situated at Long. 68O 51.23”W and Lat. 29O 55.33”S, and an elevation of 3250m above sea level.

The claim block consists of 30 claims (including 72 Pertenencias) in good standing.  These claims cover 432 hectares, and are shown on Figure 2.  They are recorded in the Registro Gráfico Y Escribanía de Minas de la Direcion de Mineria de la Provincia de San Juan, in the city of San Juan.  Listed in the following Table I, these claims are legal mining claims (not exploration claims) according to Argentina mining legislation, and are owned by Mijali S.A.  Numerous claim corners, marked by surveyed monuments consisting of one metre vertical steel pipes embedded in concrete slabs, were observed during fieldwork  Still pending is a consolidation of these claims into one large block to simplify annual maintenance.

TABLE  1  List of Mining Claims of the Huachi Project

No	Mina	Expte No	Pertenencias	Ha
1	Amelia	4-B-50	4	24
2	Angelica	6-B-50	2	12
3	Chichi	194653-N-81	2	12
4	Denise	194652-N-81	2	12
5	Doña Francisquita	338-O-53	2	12
6	Elena	11-B-50	4	24
7	Guiomar	117-M-53	2	12
8	Gustavo	156012-M-50	2	12
9	Hilda	5-B-50	3	18
10	Juan Jesus	156091-O-75	1	6
11	La Claveteada	156010-O-79	2	12
12	La Estrella	156014-O-79	2	12
13	La Placella	157567-C-76	2	12
14	La Quinta	156092-O-75	1	6
15	La Rinconada	157095-B-74	2	12
16	La Tres Marias	336-O-053	2	12
17	Los Angeles	116-M-53	4	24
18	Orillera	156013-B-79	2	12
19	Paula	194654-N-81	2	12
20	Pucara	157056-B-74	2	12
21	Rio I	157377-O-72	2	12
22	Rio IV	156312-O-73	2	12
23	Rio V	156313-O-73	2	12
24	Roldana Oeste	156015-O-79	2	12
25	Rubia	12-B-50	2	12
26	San Alberto	335-O-53	3	18
27	San José	334-O-53	4	24
28	Santa Teresa	8-B-50	2	12
29	Segunda Estrella	156093-M-75	1	6
30	Virgen de Guadelupe	3-B-50	7	42
		Total	72	432

Cardero has conducted due diligence to claims title, and to the writers’ knowledge the company has acquired necessary permits to upgrade access routes to Huachi and to expand the exploration by trenching, sampling and diamond drilling.

Where encountered in mapping, historic workings were noted and are shown on the geology map; these are of small artisanal type and are not expected to pose significant environmental risk, however, some degree of environmental liability might be incurred by ongoing leaching by acid waters, produced by natural weathering of the abundant pyrite-rich rock along Huachi Canyon.

Cardero’s interest can be earned by spending US$2,000,000.00 in exploration and making scheduled payments for a total of US$5,440,000.00 over a period of 60 months.  The interest is subject to a 2% NSR (not deductible from actual production royalties).

ACCESS, LOCAL RESOURCES, INFRASTRUCTURE, PHYSIOGRAPHY

Access is by a 4WD track from the small town of Angualasto, located 41km west-southwest of the property (a 1 ¼ hour drive); a small finca (farm) along this route, 28km to the west, is the nearest settlement and suitable site for a field camp.  The nearest supply centers are San Juan, the provincial capital city where most regular supplies are available (263 km by road); and the smaller towns of San Jose de Jachal and Rodeo (103 and 61 km by road, respectively) which are closer sources of basic supplies.  Angualasto is the closest point on the national power grid.

The property is rugged and ranges in elevation from 3060m to nearly 3700m.  The main mineral showings and old mining workings lie at the base, and along the east rim, of the precipitous, 400m deep, Huachi Canyon.   The geological mapping described in this report covered the upper reaches of Huachi Canyon, the canyon of Quebrada Agua Dulce immediately to the east, and adjacent high ground to the north and northeast.

Present access to the canyon floor is by a steep foot trail which descends from the end of the Angualasto 4WD access track, on the north rim.  The south end of Huachi Canyon is accessible by a trail which follows Quebrada Oro Rico.  Precipitous terrain seriously restricts access to much of the middle and upper parts of the canyon, and also to much of the adjacent Quebrada Agua Dulce canyon.  Construction of an access road, likely most feasible from the southwest side of the canyon, is necessary to provide future access for detailed sampling and exploration drilling.

Rock outcrop is widespread and abundant within and adjacent to Huachi Canyon.  Vegetation is everywhere sparse, and is virtually absent within the canyon. There are no flowing watercourses within the property, but water for drilling is likely easily obtainable from shallow wells.

The property experiences cool windy summers and cold winters due to its high elevation.  Temperatures probably dip to below -15 ºC in winter, although no weather records are available for the property.  Precipitation is light, mainly as infrequent rain, though at times heavy, thunder showers in summer, and occasional snowfalls in winter.  Most types of exploration fieldwork are possible throughout the year with little disruption due to adverse weather.

HISTORY

Mineralization was discovered at Huachi in pre-colonial times, on the evidence of aboriginal mining tools (Espisua, 2003).  The first Spanish mining claims were recorded in 1715.  Mining activity during the early part of the nineteenth century reportedly ended with a fatal collapse of underground workings in 1840.  An American company, Sommerville Brothers, established a gold recovery plant in 1890, which may have been active, at least intermittently, until 1914.  Later, during the period 1960-1970, Compania Minera Gualcamayo carried out limited small scale mining, treating the ores at a rudimentary cyanidation plant at Villa Mercedes, near San Jose de Jachel.

Several international mining companies  attempted to acquire tenure to the property between 1970 and 1975 without success, while very limited field studies was completed by government collaborative agencies including the Germany Group of Cooperation and the Japanese International Cooperative Agency between 1979 and 1999.  Further attempts to consolidate the claims were unsuccessful due to litigation, until 2003, when Micron Investments S.A. acquired ownership of the property, now transferred to Mijali S.A.  In 2003, SEGEMAR (Argentina Federal Geological Survey) conducted a regional airborne magnetic survey over an area which includes the Huachi property.  There is evidence of recent sampling by several companies; for example, Rio Tinto reportedly conducted reasonably extensive sampling in 2004 (Dawson, 2005).  Other than property due diligence examinations of the property conducted by interested parties, there is no evidence of any significant modern exploration at Huachi.

REGIONAL GEOLOGICAL SETTING

The Huachi prospect lies within the Precordillera tectonostratigraphic belt, a north-trending linear belt bordering the Pampean Craton to the east, and separated from the main Andes mountain chain to the west by the Depresión Barreal – Rodeo.

The region surrounding the Huachi prospect is largely underlain by sedimentary rocks, deformed within a transpressional tectonic regime.  These rocks are strongly folded and cut by large regional reverse faults.  Upper Ordovician to Lower Carboniferous marine sedimentary units consisting mainly of dark shale, argillite, quartzite and fine-grained sandstone (the Trapiche, Yerba Loca and Volcán Formations), are the oldest such rocks exposed in the area.  They are overlain by Upper Carboniferous to Permian continental sedimentary rocks, including the Pancán and Ojo de Agua Formations that together include arkose with interbedded graphitic argillite, dark quartzite and red sandy shale, and reddish and pale coloured sandstone.  An intermediate to mafic Triassic volcanic sequence of gray to dark purple volcanic flows and pyroclastic rocks (the Áspero Formation) overlies the sedimentary succession, and outcrops abundantly in the vicinity of the Huachi prospect.  The broad valleys in the area are underlain by alluvial and colluvial sedimentary rocks of the Quaternary Bolsón Formation.

The sedimentary rocks in the vicinity of Huachi are cut by pre-Cretaceous gabbro, and by intermediate to felsic porphyritic epizonal stocks and dykes. These intrusions are interpreted Cretaceous or Tertiary in age, and include the Huachi Intrusions associated with porphyry mineralization at the Huachi property.

PROPERTY GEOLOGY

Porphyry style copper-gold mineralization at Huachi is spatially and genetically related to the Huachi Intrusions, a group of Cretaceous or Tertiary epizonal intermediate to felsic stocks and dykes.  These intrusions cut a pre-Cretaceous basement made up of intermediate to mafic volcanic rocks, and gabbro.  The relative ages of these basement units are at present uncertain.  Structurally-controlled epithermal gold mineralization along the periphery of the porphyry copper system was the focus of historic mining.

MAP UNITS

Volcanic Rocks

Intermediate to mafic flows and volcaniclastic rocks are extensively exposed across the western part of the map area (Figue 4).  Within the southwestern corner, these volcanic rocks form a moderate southwest-dipping sequence which includes:  andesite crystal-lithic tuffs and lapilli tuffs; massive coarse monolithic andesite and dacite volcanic breccias; and massive, pyroxene porphyritic basalt flows. The volcanic rocks exposed in the northwestern corner of the map area are for the most part moderately heterolithic, matrix-supported andesite breccias.

Gabbro Complex

Heterogeneous fine- to coarse-grained gabbro underlies the majority of the map area.  This gabbro is equigranular to subporphyritic in texture, and typically contains abundant pyroxene microphenocrysts.  Gabbro is generally coarser grained and more heterogeneous within the southern and eastern parts of the map area.  Gabbro intrusion breccia is common along the southern reaches of Huachi Canyon, and typically contains subrounded clasts of varied gabbro, pyroxenite and peridotite in a pale coloured leucogabbro matrix.

Huachi Intrusions

The Huachi Intrusions comprise several small stocks and numerous dykes of intermediate to felsic composition, distributed along a north-trending belt nearly two kilometers in length, essentially coaxial with Huachi Canyon.

We distinguished eight intrusive units in our mapping, although for the sake of clarity by the limited scale, only five are shown on Figure 4.  The more important intrusive units are, in order of apparent age: small stocks and nearby dykes of altered ‘crowded feldspar porphyry’ and associated ‘strongly altered feldspar porphyry’; ‘quartz feldspar porphyry’, which outcrops as a small stock immediately to the northeast;  and ‘granodiorite porphyry’, which forms the East Peak stock and nearby dykes.

 More restricted intrusive units include dykes of ‘altered dacite porphyry’ (closely related to granodiorite porphyry); widespread, ‘undifferentiated altered felsic dykes’, exposed mostly within the northeast part of the map area; and  young, relatively unaltered dykes of ‘hornblende granodiorite porphyry’ and ‘late granodiorite’ exposed along the north side of Huachi Canyon.  Many small, strongly altered hydrothermal breccia bodies are associated with the Huachi intrusions.

Crowded feldspar porphyry forms two distinct small subcircular stocks, the Canyon and Oro Rico Stocks, which outcrop within the lower part of Huachi Canyon.  Flow foliation and intrusion breccia are developed along the contact of the Canyon Stock.  Crowded feldspar porphyry also forms three small equant bodies which outcrop along the northern part of Huachi Canyon; these are strongly clay altered, and are cut by widespread and locally abundant quartz stockwork.  Strongly altered feldspar porphyry forms narrow, subvertical, east- to northeast-trending dykes in the vicinity of the Canyon and Oro Rico Stocks.

Granodiorite porphyry forms the subcircular, 500m wide East Peak Stock, as well as several satellitic dykes and small irregular plutons.  Granodiorite porphyry also forms several east-trending subvertical dykes up to 20m wide, exposed within the central part of Huachi Canyon.  The quartz-rich lenticular body of massive, siliceous, notably resistant quartz feldspar porphyry, 300m long is cut by East Peak granodiorite porphyry dykes and outcrops along the east side of Huachi Canyon.  Altered dacite porphyry forms numerous small dykes exposed west and southwest of the East Peak granodiorite porphyry stock.  These closely resemble granodiorite porphyry in lithology and may well be coeval, but are much more strongly altered.

Undifferentiated altered felsic dykes are widespread within the northeast part of the map area: they vary considerably in texture, and range from a few to ten metres in thickness.  Hornblende granodiorite porphyry forms several thick resistant dykes which cut volcanic rocks and gabbro within the northwestern corner of the map area.  Two prominent resistant dykes of late granodiorite cross the northeastern corner of the map area.

Many small bodies of hydrothermal breccia occur close to the eastern and southern margins of the East Peak Stock of granodiorite porphyry.  They are made up of packed, subrounded to angular clasts of, variously, gabbro, granodiorite and quartz porphyry, and locally also crowded feldspar porphyry.  The general character of these breccias suggests an origin by magmatic and hydrothermal processes.

STRUCTURE

Two major northwest-trending faults, the Gabbro and the Southwest Faults, delineate at least three major structural blocks on the west side of Huachi Canyon:  both are normal faults, whose southwestern sides are downthrown.  The Southwest Fault juxtaposes relatively weakly altered to unaltered volcanic rocks on its southwest side against strongly altered and mineralized intrusive and volcanic rocks, including the mineralized Canyon Stock.  The Canyon and Oro Rico Stocks may in fact represent displaced parts of an originally coherent crowded porphyry stock, whose dislocation was localized largely along the Southwest Fault.

The more altered and strongly pyritized rocks within the central part of the map area are everywhere thoroughly fractured, with an intensity which is locally great enough to merit description as crackle brecciation.  The northeast trending Sentazón Fault words removed is a major structure which localised epithermal gold mineralization at the La Sentazón workings, and may also have played a role in localizing intrusion of the Canyon Stock.

HYDROTHERMAL ALTERATION

The Huachi mineralization is related to a large and well developed porphyry style alteration-mineralization system, centered on and genetically related to the Canyon Stock, a crowded feldspar porphyry stock (Figure 4).

A central K silicate alteration zone, developed within and immediately adjacent to the Canyon Stock, and is characterized by pervasive K silicate groundmass replacement associated with local secondary biotite.  Narrow structurally controlled silicification zones, locally associated with quartz stockwork, occur within the central part of the mineralized system, often associated with altered porphyry dykes.  Local, irregularly developed quartz-sericite-pyrite alteration is also developed within this area, particularly along strongly altered feldspar porphyry dykes.

Early formed, pervasive secondary biotite is extensively developed within the alteration-mineralization system, particularly within altered volcanic and gabbro map units: this biotite may represent contact metamorphic as well as hydrothermal alteration.  Sparse to moderately abundant epidote developed within the outer part of the system may represent an irregular propylitic alteration halo.  Numerous, small, structurally controlled peripheral zones of advanced argillic alteration occur along the eastern and northeastern sides of the porphyry system.

DEPOSIT TYPE

The exploration target at Huachi is a gold-rich porphyry copper-molybdenum deposit.  These deposits typically contain large tonnages of rock containing dispersed sulphide minerals, within very large bodies of hydrothermally altered rock, centered on high level, composite, cylindrical granitic intrusions.  Hydrothermal alteration and sulphide mineralization are genetically related to the emplacement and cooling of these granitic intrusions.

Copper typically occurs as disseminated and fracture-fill chalcopyrite and bornite (up to several percent), occurring substantially within K silicate altered rock, and often associated with abundant quartz stockwork.  Gold, predominantly in native form, typically occurs as inclusions within copper sulphides and magnetite, or as free grains associated with silicate alteration minerals.  Molybdenum occurs largely in quartz-molybdenite veins, and along sulphide coated fractures.  Structurally-controlled epithermal gold mineralisation may occur along the periphery of porphyry deposits.

Major gold-rich porphyry copper-molybdenum deposits in Argentina include the Bajo de la Alumbrera mine and Agua Rica prospect in Catamarca province, both approximately 350km northeast of the Huachi property.  The geology of gold-rich porphyry copper-molybdenum deposits has been comprehensively summarized by Sillitoe (2000).

MINERALIZATION

Numerous small historic workings within and immediately adjacent to Huachi Canyon are a legacy of the small scale exploration and mining activity carried out for gold, at various times between the early nineteenth century and 1970.  The La Sentazón workings along the east rim of Huachi Canyon are the most extensive historic workings.  Within the north part of the main copper zone along the floor of Huachi Canyon, a 35m adit (tunnel Sandes) stopped short of mineralization in the 1950s due to financial constraint.

Significant porphyry style copper mineralization, as a Main Copper Zone consisting predominantly of chalcopyrite with subordinate pyrite, is essentially coextensive with the central K silicate alteration zone.  This Main Copper Zone is surrounded by a large asymmetric pyrite halo, developed over a total area of greater than 1200 by 2000m.  The majority of the pyritized area contains in excess of 3% pyrite, including a large central zone with greater than 8% pyrite.  Numerous irregular zones of pyrite (quartz) stockwork occur within the central part of the pyrite halo, often associated with inconspicuous fine-grained sericite.

Porphyry style copper mineralization is developed in two main zones associated with specific and early intrusions: the Main Copper Zone within and immediately adjacent to the Canyon stock, and the Oro Rico copper zones associated with the Oro Rico stock.  Historic small scale mining at the La Sentazón workings along the eastern margin of the porphyry system indicates a potential for high sulphidation gold mineralization

Main Porphyry Copper Zone

The Main Copper Zone is exposed along the southern part of Huachi Canyon, below elevations of 3,320m (Figure 4).  Here, widespread and significant amounts of hypogene copper minerals occur over an area 350 by 250m in dimension, centered on the Canyon Stock.

This mineralization consists largely of chalcopyrite, accompanied by minor pyrite, with local sparse bornite and molybdenite.  These sulphides occur in subequal amount in altered gabbro, volcanic rocks and crowded feldspar porphyry.  Host rocks have been extensively affected by K silicate alteration and contain widespread disseminated hydrothermal magnetite.

Disseminated chalcopyrite occurs both as discrete grains from one tenth to one millimeter in size, and as aggregates several millimeters across.  Chalcopyrite also occurs as both fine- and coarse-grained fracture coatings, and as sulphide veinlets up to 5mm in width.  Sparse bornite occasionally accompanies disseminated chalcopyrite.  Minor molybdenite occurs at widely scattered localities within and adjacent to the northern part of the Main Copper Zone, in narrow zones of intense pervasive silicification that are associated with strongly altered, early  feldspar porphyry dykes.  Supergene copper minerals, including malachite, minor chalcocite and rare azurite, are also widespread.

Oro Rico Porphyry Copper Zones

Chalcopyrite, and minor malachite occurs within two apparently more restricted mineralized zones at the south end of Huachi Canyon, both within and along the southern border of the Oro Rico stock.  Each zone contains porphyry style disseminated and fracture-controlled chalcopyrite; in one case in altered intrusive host rock and in the other in highly altered volcanic rock near altered dykes.  Neither of these two zones has yet been fully delineated (since they were discovered at the end of the mapping programme).  Minor molybdenite occurs within two strongly silicified quartz stockwork zones nearby, that are related to intensely altered felsic dykes.

Other Copper Occurrences

Significant copper minerals occur at two other localities within the Huachi map area.  Copper occurs locally within pyritized breccia immediately west of the East Rim gold workings.  Here, up to a few percent disseminated and subordinate fracture fill chalcopyrite occurs locally within silicified hydothermal breccia.  Widespread supergene copper minerals also occur in a quartz (pyrite) stockwork zone within silicified crowded feldspar porphyry at the northwest end of Huachi Canyon.  Copper occurs here over an interval of at least 30m.  The full extent of copper mineralization in both these areas is unknown because in both cases access is restricted by precipitous terrain.

La Sentazón Historic Workings

The La Sentazón collapsed workings on the Amelia claim consist of numerous small exploration cuts, pits, and several very small underground excavations.  These workings follow a major northeast-trending fault zone at least 450 metres long, along the east rim of Huachi Canyon.  Little information is available on their history, but these are the most extensive historic workings seen on the Huachi property, and are therefore very likely the principal site of the small scale gold mining reportedly carried out during the period 1890 to 1914.

The Sentazón fault zone is largely made up of strongly altered, sheared and structurally brecciated hydrothermal breccia.  The main breccia zone ranges in width from 10 to 25m and has a strike length of over 200m.  Lenses of gossan up to six metres wide occur along the northeastern part of the breccia zone and contain abundant sulphide boxwork, representing weathered massive sulphide.

No systematic sampling has yet been carried out at these workings, and their recognition as a gold exploration target is based on their reported historic role as the site of small-scale gold mining activity.  The occurrence of weathered massive sulphide in breccias along a major fault zone affected by advanced argillic alteration, identifies an encouraging potential for high-sulphidation epithermal gold mineralization at these workings.

EXPLORATION

Geological mapping was carried out by Steve Enns and Alastair Findlay, consultants for Cardero Resource Corp., over the period November 6 to 29, 2005.  There is no evidence of significant previous geological mapping one the Huachi property.

A Quickbird satellite image, with 0.6m pixel resolution and better than 5m registration accuracy, was used as a base map.  This image provided a very effective base, with features less than one metre in width often clearly visible.  The description and interpretation of property geology presented in this report must be taken as preliminary, since some petrographic and other data are still pending at time of writing.

DRILLING

There is no evidence of any drilling on the Huachi property.

SAMPLING METHOD AND APPROACH

No detailed sampling was carried out at Huachi during the mapping programme, due to the very difficult access.   A limited surface sampling programme is currently in progress, but no results are yet available.

SAMPLE PREPARATION, ANALYSIS AND SECURITY

Not applicable to this report.

DATA VERIFICATION

Not applicable to this report.

ADJACENT PROPERTIES

Not applicable to this report.

MINERAL PROCESSING AND METALLURGICAL TESTING

Not applicable to this report.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

Not applicable to this report.

OTHER RELEVANT DATA AND INFORMATION

According to Dawson (2005) twenty-two grab samples collected for Cardero in early 2005 from “various types of primary and oxidized rock” from the altered zone within Huachi Canyon contain an average of 0.88g/t Au.  In addition, a line of continuous sampling collected by Jim Dawson along a road cut along the upper north rim of Huachi Canyon returned an average of 0.38g/t Au over 135m.  This interval includes a 10m chip sample, of weakly altered material, containing 4.18g/t Au.

An independent environmental impact report (in Spanish) was completed for Cardero in November 2005 by Sánchez (2005) and covers studies on the Huachi prospect and surrounding region.

INTERPRETATION AND CONCLUSIONS

The copper mineralization exposed along lower Huachi Canyon (Main Copper Zone) forms part of a substantial porphyry style alteration-mineralization system, which is centered on and likely genetically related to the crowded feldspar porphyry intrusions of the Canyon Stock.  Numerous anomalous gold values, and the presence of local molybdenite, suggest that Huachi is a gold rich copper-molybdenum porphyry system.

The Main Copper Zone is essentially coextensive with the central K silicate alteration zone developed within and immediately adjacent to the Canyon Stock.  Undiscovered down-faulted extensions of the Main Copper Zone may exist in the immediate vicinity of the exposed mineralization in this area.  In addition, the nearby Oro Rico copper zones remain to be fully delineated.

A large elongate pyrite halo surrounds the central copper zone, covering a total area of greater than 1200 by 2000m.  Since this halo is exposed at a relatively high level of erosion, there is potential for additional porphyry mineralization at depth within the northern part of Huachi Canyon.

The area presently covered by mining claims is considered inadequate, given the large extent of the Huachi alteration-mineralization system so that acquisition of additional land is necessary. Construction of an access road into Huachi Canyon will be required to expedite detailed sampling, and additional mapping of the southern part of the mineralized system.

RECOMMENDATIONS

Continued exploration of the Huachi porphyry copper system is recommended to determine the geological control for mineralization, its potential extent, tenor and characteristics.  The epithermal gold potential at the La Sentazón workings should also be explored.  A beginning Phase I work programme is recommended to begin immediately and should include the following:

Acquisition of sufficient claims to generously cover the area of interest

 $50,000.00

Improve access to the property and construct an access route into Huachi Canyon

 $150,000.00

Continue detail geological mapping.

 $50,000.00

Test the Huachi hydrothermal system mineralization with a short diamond drilling programme of 2000m at $125/m in 6 or 7 holes.

           $250,000.00

Conduct surface sampling of the Main Copper Zone and elsewhere

             $50,000.00

Logistical support

             $50,000.00

Total

           $600,000.00

A second Phase II work programme would be contingent on positive results from the first stage.

REFERENCES

Dawson, J. M. 2005.  Huachi Property Report. 3 pages. Private Report on file.

Espisua, E. 2003. Huachi, A Gold-Rich Copper Porphyry, San Juan, Argentina. 7 pages, Private Report on file.

Sánchez, A. J. (Geo. Reg. Argentina) November 2005, Informe de Impacto
Ambiental Etapa de Exploración - Proyecto Huachi  74 pages  (in Spanish)

Sillitoe, R.H. 2000. Gold-rich Porphyry Deposits: Descriptive and Genetic Models and Their Role in Exploration and Discovery, in Gold in 2000, Reviews in Economic Geology, Volume 13,  edited by Hagemann, S.G. and Brown P.E. pp 315-345.

CERTIFICATE OF AUTHOR

I, Steve G. Enns, P. Geo. certify that:

1.  I am a consulting economic geologist with residence and address at 1696 Davenport Place, North Vancouver, British Columbia, V7J 1N5.

2.  I graduated from the University of Manitoba (BSc 1967), and from the University of Manitoba  (MSc 1971).

3.  I am a registered member of the Association of Professional Engineers and Geoscientists of British Columbia (#19106), and a member of the Society of Economic Geologists (#240178) and a Fellow of the Geological Association of Canada (F0157).

4.  I continuously practised my profession as a geologist in mineral exploration since 1971.

5.  I have read the definition for “qualified person” set out in National Instrument 43-101  (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined by NI 43-101) and my past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.  I  am jointly responsible for the preparation of the Technical Report on the Huachi Prospect dated January 12, 2006 and worked on the property continuously from November 6 to November 29, 2005.

7.  I have not had prior involvement with the property that is the subject of this Technical Report.

8.  I am not aware of any material fact or material change to the subject matter of this Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.  I am independent of the issuer applying the tests set out in section 1.4 of NI 43-101.

10. I have read National Instrument 43-101 and Form 43-101F1 and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purpose and other electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 17th Day of January, 2006.

CERTIFICATE OF AUTHOR

I, Alastair R. Findlay, P. Geo. certify that:

1.  I am a consulting economic geologist with residence and address at 1755 Westover Road, North Vancouver, British Columbia, V7J 1X7.

2.  I am a graduate in geology of the University of Cambridge, England (B.A.1968, M.
A. 1972), and of Carleton University, Ottawa (M.Sc. 1975).

3.  I am a registered member of the Association of Professional Engineers and Geoscientists of British Columbia (#19108), a member of the Society of Economic Geologists and a Fellow of the Geological Association of Canada.

4.  I have practised my profession as a geologist in mineral exploration continuously since 1975.

5.  I have read the definition for “qualified person” set out in National Instrument 43-101  (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined by NI 43-101) and my past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.  I am jointly responsible for preparation of the Technical Report on the Huachi, Prospect dated January 12, 2006, and carried out fieldwork on the property continuously from November 6 to November 29, 2005.

7.  I have not had prior involvement with the property that is the subject of this Technical Report.

8.  I am not aware of any material fact or material change to the subject matter of this Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.  I am independent of the issuer applying the tests set out in section 1.4 of NI 43-101.

10. I have read National Instrument 43-101 and Form 43-101F1 and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purpose and other electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 17th Day of January, 2006.

PROVINCIA DE CATAMARCA
PROVINCIA DE LA RIOJA
REPÚBLICA DE CHILE
CORDILLERA DE LOS ANDES
Huachi Prospect
PROVINCIA DE MENDOZA
INDEX MAP
Tinogasta
San Blas
Aimogasta
Aminga
Famatina
Chilecito
Va. Sanagasta
LA RIOJA
Patquia
Va. San José de Vinchina
Va. Castelli
Va. Unión
Rodeo
San José de Jáchal
Va. Mercedes
Angualasto
Colangüil
Huaco
Tudcum
Las Flores
Iglesia
Niquivil
Va. San Agustín
Calingasta
Tamberías
Barreal
SAN JUAN
Caucete
Va. Media Agua
Va. Tunuyán
ESCALA GRÁFICA

FIGURE 1 Location Map showing Huachi Porphyry Copper-Gold Prospect

513000 m
515000 m
517000 m
6691000 m
6689000 m
29°55'30"S
69°51'00"W
N
S
W
E
Access Track
SANTA TERESA
CHICHI
PAULA
SEGUNDA ESTRELLA
ROLDANA OESTE
DENISE
ORILLERA
ELENA
LA ESTRELLA
ELENA (AMPLIACION)
Figure 4
Huachi Canyon
LOS ANGELES
AMELIA
SAN JOSE
LA QUINTA
PUCARA
Outer border of area, for which claim consolidation is pending
La Sentazon Workings
DOÑA FRANCISQUITA
LAS TRES MARIAS
AMELIA (AMPLIACION)
VIRGEN DE GUADALUPE
GUIOMAR
SAN ALBERTO
Main Copper Zone
GUSTAVO
RUBIA
RINCONADA
LA CLAVETEADA
RIO I
JUAN JESUS
ANGELICA
LA PLACILLA
HILDA
HILDA (ampliaci¾n)
RIO IV
RIO V
CR
CARDERO RESOURCE CORP.
0
500
1,000
metres
Cardero Resource Corp.
Huachi Prospect, Argentina
Figure 2: Claims Map
UTM zone 19S (WGS 84)

N
Cº El Chivato
Cº Colorado
Qda. Honda
Qda. El Volcán
Qda. de los Caballos
Cº de los Caballos
29º55´
Cº Huachi
Huachi
Cº Alto
Pto. La Ciénaga
69º00´
69º45´
Fuente: Hoja Geológica 17b - Guandacol
GKE/ENM
REFERENCIAS
Acarreo actual
Depósitos de bolsón
Cuaternario
Diques de pórfidos y andesitas
Mioceno
Dacitas y andesitas
Cretácico
Formación del Áspero
Triásico
Gabros
?
Formación Ojo de Agua
Pérmico
Formación Panacán
Carbonífero sup.
Formación Volcán
Carbonífero inf.
Formación Yerba Loca
Formación Trapiche
Ordovícico
Rumbo e inclinación
Falla inferida
Falla observada con indicación de labio bajo
Corrimiento
Anticlinal
0 2 4 6 8 Km

Figure 3: Regional Geology Map

Taken from Figure 4, Sánchez, A. J. (2005) Informe de Impacto Ambiental Etapa de Exploracion - Proyecto Huachi

513600 m
514000 m
514400 m
514800 m
515200 m
6690800 m
6690400 m
6690000 m
6689600 m
6689200 m
29° 55' 30"S
68° 51'W
North Creek
CHICHI
SEGUNDA ESTRELLA
DENISE
ELENA
LA ESTRELLA
ELENA (AMPLIACION)
East Peak
East Peak Stock
LOS ANGELES
SAN JOSE
LAS TRES MARIAS
La Sentazon Workings
VIRGEN
DE
GUADALUPE
SAN ALBERTO
Canyon Stock
Main Copper Zone
RUBI
LA RINCONADA
Qb. Agua Amarga
Oro Rico Stock
ANGELICA
LA PLACILLA
0
400 m
(?)Quaternary
Weakly consolidated volcanic conglomerate
Huachi Intrusions
Hydrothermal breccia
Late granodiorite porphyry dykes
Granodiorite porphyry
Quartz feldspar porphyry
Altered feldspar porphyry dykes
Crowded feldspar porphyry
Basement
Gabbro complex
Intermediate to mafic flows and volcaniclastic rocks
Greater than 3% pyrite
Greater than 8% pyrite
Significant copper zone
Molybdenite occurrence
Pervasive silicification
Quartz Stockwork
Pyrite (quartz) stockwork
Fault mapped, dip as shown
Inferred fault
Bedding
Rim of Huachi Canyon
Ephemeral stream (with waterfall)
Contour (20m interval)
Old mining cut
Old adit
Old mining dump
Old mine buildings
4WD track
Foot trail

Cardero Resource Corp.

Figure 4: Geology of the Huachi Prospect

San Juan Province, Argentina

Enns & Findlay, Nov., 2005

Projection: UTM zone 19S (WGS84)	
Plotting: Fulcrum Gaphic Communications Inc.	Date: Jan., 10, 2006